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                                                                     [EXHIBIT 2]



                               FIRST AMENDMENT TO
                       EMPLOYMENT AND CONSULTING AGREEMENT
                          DATED AS OF DECEMBER 19, 1995
                       BETWEEN ITT DESTINATIONS, INC. AND
                                 RAND V. ARASKOG

            WHEREAS, ITT CORPORATION, a Nevada corporation (formerly known as ITT Destinations, Inc.) (the "Company"), entered into an employment and consulting agreement with Rand V. Araskog (the "Executive") dated as of December 19, 1995 (the "Agreement"); and

            WHEREAS, the Company and Executive desire to amend the Agreement in certain respects;

            NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein set forth and for other consideration herein described, the parties hereto agree as follows:

            1. Paragraph 12 of the Agreement shall be amended by adding the following at the end thereof:

            "Following a Change in Control of the Company (as defined herein), Executive shall have the right to terminate for good reason (as defined herein). For purposes hereof,

            (A) "Good Reason" shall mean:

                  (i) without the Executive's express written consent and
            excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or its affiliates

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            promptly after receipt of notice thereof given by the Executive, (A)
            a failure to pay or reduction in the Executive's annual base salary as described in paragraph 3 hereof) or any bonus or incentive compensation opportunities or any reduction in any material compensation or benefits arrangement provided to the Executive or in which the Executive participates, (B) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by paragraphs 2, 6, and 8 hereof, (C) any other action by the Company or any of its affiliates which results in a diminution in Executive's position, authority, duties or responsibilities, or (D) any failure by the Company to comply with any of the provisions of paragraph 5 hereof;

                  (ii) without the Executive's express written consent, the
            Company's requiring the Executive's work location to be other than within twenty-five (25) miles of New York City, New York;

                  (iii) any failure by the Company to obtain an express written assumption of the Agreement by any successor to the Company.

            For purposes hereof, a determination by the Executive that he has "Good Reason" hereunder shall be final and binding on the parties hereto absent a showing of bad faith on the Executive's part.

            and (B) "Change in Control" of the Company shall mean the occurrence of:

                  (i) a report on Schedule 13D shall be filed with the
            Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Act") disclosing that any person (within the meaning of Section 13(d) of the Act), other than the Company or a subsidiary of the Company or any employee benefit plan sponsored by the Company




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            or a subsidiary of the Company, is the beneficial owner directly or indirectly of twenty percent of more of the outstanding common stock, no par value ("Stock") of the Company;

                  (ii) any person (within the meaning of Section 13(d) of the
            Act), other than the Company or a subsidiary of the Company or any employee benefit plan sponsored by the Company or a subsidiary of the Company, shall purchase shares pursuant to a tender offer or exchange offer to acquire any Stock of the Company (or securities convertible into Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of fifteen percent or more of the outstanding Stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire Stock);

                  (iii) the stockholders of the Company shall approve (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Stock of the Company would be converted into cash, securities or other property, other than a merger of the Company in which holders of Stock of the Company immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before, of
            (B) any sale, lease, exchange or other transfer in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or

                  (iv) there shall have been a change in a majority of the
            members of the Board within a 12-month period unless the election or nomination for election by the Company stockholders of each new director during such




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            12-month period was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of such 12-month period."

            2. Paragraph 13 of the Agreement is hereby amended by adding the following paragraph (c) at the end thereof:

                  "(c) Notwithstanding the foregoing, if, within two years
            following a Change in Control, the Executive's employment with the Company is involuntarily terminated other than for cause or is terminated by the Executive for Good Reason, then ITT will pay the Executive in a lump sum within five days following Executive's date of termination of employment, the following (i) all amounts owing under paragraphs 13(a) hereof (as if the Board of Directors had determined not to elect the Executive to the offices described in paragraph 2 hereof) without reduction for future payment, (ii) all amounts owing under paragraph 13(b), hereof (as if the Executive served as Chairman and Chief Executive until October 31, 2000 and was not nominated as a non-management director), without reduction for future payment, and (iii) the value of the benefit provided for in paragraph 7 hereof, computed without reduction for future payment. For purposes of this paragraph 13(c), the amounts under
            (i), (ii) and (iii) shall be determined as provided in paragraph 14(d) hereof.

                  The foregoing provisions of this paragraph 13(c) shall be
            subject to paragraph 14 hereof."

            3. A new paragraph 14(1) is added to the Agreement, to read as follows:

            "14. Golden Parachute Tax Matters

                  (a) Section 280 Cutback. Except as provided in paragraph
            (b) and paragraph (c) hereof, notwithstanding any other provision of this Agreement to the contrary, in the event that any payment or benefit received or to be received by

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      (1) Note that there is no paragraph 14 currently in the Agreement
(paragraphs skip from 13 to 15).




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            Executive in connection with a Change in Control of the Company or the termination of Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) with the Company, any "person" (as defined in Section 13(d) of the Act) whose actions result in a Change in Control or any person affiliated with the Company or such person) (all such payments and benefits, being hereinafter called "Total Payments") would not be deductible (in whole or part) by the Company, an affiliate or person making such payment or providing such benefit as a result of section 280G of the Internal Revenue Code of 1986, as amended ("the Code"), then, to the extent necessary to make such otherwise non-deductible portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement), (A) the cash portion of the Total Payments provided in this Agreement shall first be reduced (if necessary, to zero), and (B) all other non-cash Total Payments under this Agreement shall next be reduced (if necessary, to zero). For purposes of this limitation, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the Date of Termination shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of a nationally recognized tax counsel selected by the Executive does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, including by reason of section 280G(b)(4)(A) of the Code, (iii) the Total Payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4)(B) of the Code or are





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            otherwise deductible after application of the non-deductibility rules of Section 280G of the Code, in the opinion of the tax counsel referred to in clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. Solely for purposes of this paragraph
            14(a) and Without limiting the generality of clause (ii) of the preceding sentence, it is expressly acknowledged by the Company that the Executive's accrued benefit under the Company's Excess Pension Plan and the Executive's account balance under the Company's Excess Savings Plan, both of which are already fully vested under the terms of the respective plans, as well as any non-qualified stock options which are fully exercisable as of the date of the Executive's termination of employment do not constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code. (2)

                  (b) Certain Additional Payments by the Company. (i) Anything
            in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this paragraph 14(b)
            (a) "Payment") would as give rise to liability of the Executive for the excise tax imposed by Section 4999 of the Code, or that any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that after payment by Executive of all Federal, state and local taxes

----------
      (2) The Company should confirm that all amounts are fully vested and no amount payable thereunder will constitute a "parachute payment".




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            (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect to such taxes) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this paragraph 14(b)(i), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to the Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

                        (ii) Subject to the provisions of paragraph 14(b)(iii),
                  all determinations required to be made under this paragraph 14(b), including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations shall be made by a nationally recognized certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment




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                  shall be paid by the Company to the Executive within five
                  days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to this paragraph 14(b)(ii) (the "Underpayment"). In the event that the Company exhausts its remedies pursuant to paragraph 14(b)(iii) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

                        (iii) The Executive shall notify the Company in writing
                  of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he or she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties, with respect to such claim is due). If the Company notifies the Executive in writing prior to the




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                  expiration of such period that it desires to contest such
                  claim, the Executive shall:

                              (A) give the Company any information reasonably
                        requested by the Company relating to such claim,

                              (B) take such action in connection with contesting
                        such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                              (C) cooperate with the Company in good faith in
                        order to effectively contest such claim, and

                              (D) permit the Company to participate in any
                        proceedings relating to such claim;

                  provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify the Executive for and hold the Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this paragraph 14(b)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue




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                  for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify the Executive for and hold the Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                        (iv) If, after the receipt by the Executive of an amount
                  advanced by the Company pursuant to paragraph 14(b)(iii), Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph 14(b)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable




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                  thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 14(b)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  (c) Notwithstanding anything herein to the contrary, paragraph
            14(a) shall not become effective if the closing price per share of Company common stock, no par value, as reported on the New York Stock Exchange Composite Tape, remains, for five consecutive trading days following February [11], 1997, (provided one of the consecutive days occurs prior to the Executive's date of termination of employment), at or above the price at which two-thirds of the award of performance-based options granted by the Company on February 4, 1997 to senior executives of the Company will vest by their terms (the "Target Price"), such Target Price to be adjusted for any stock split, stock dividend, merger, reorganization, recapitalization or other business combination effectuated after the date of execution of this First Amendment to the Agreement.

                  (d) For purposes of the calculations required to be made
            under paragraphs 13 and 14, the parties agree that, absent any changes made following the date of execution of this First Amendment to Executive's compensation arrangements or to the Company's benefit plans, programs, policies or arrangements, the determinations to be made hereunder by tax counsel and the Accounting Firm shall be made on a basis consistent with the calculations set forth in Exhibit {A} hereto which have been prepared by





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          the Company concurrently with the execution of this First Amendment."

          4. Except as hereinabove provided, this First Amendment is hereby ratified and confirmed and the Agreement shall continue in full force and effect.

          IN WITNESS WHEREOF, the parties have executed this First Amendment to the Agreement as of the __ day of [February], 1997.

                                          __________________________
                                          Rand V. Araskog

ITT CORPORATION

  By:

      _______________________
      [Ralph W. Pausig]
      [Senior Vice President]